TEXAS ARTICLES OF INCORPORATION
OF A BUSINESS CORPORATION

The Undersigned, being of the age 18 or older, files these articles of incorporation pursuant to article 3.02 of the Texas
Business Corporation Act.

1. The name of the corporation:  Stock Dividend Fund, Inc.

2. The period of duration:  Perpetual

3. The purpose of this corporation is the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

4. The corporation is authorized to issue one hundred million
(100,000,000) shares of stock.  The par value is 0.001.

5. The corporation will not commence business until it has received for the issuance of its shares consideration of the value of a stated sum which shall be at least one thousand dollars ($1000), consisting of money, labor done, or property actually received.

6. The street address of the registered office is: 2820 Hanover, Dallas, Texas 75225. Located in the County of Dallas.
The name of the registered agent located at such address is:
Laura S. Adams.

7. The name and address of the initial director is:

Laura S. Adams, 2820 Hanover, Dallas, Texas 75225

8.    The name and address of the incorporator:
Business Filings Incorporated, Incorporator, Mark Schiff, AVP,
8025 Excelsior Dr., Suite        200, Madison, WI 53717.

9. Other Provisions: The corporation is an "open-end" registered investment company which will offer for sale or redeem it's securities to the public.


Mark Schiff, AVP
-------------------------------------
Business Filings Incorporated, Incorporator
Mark Schiff, AVP